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                                                                   Exhibit 99

                                   IN THE CIRCUIT COURT OF THE
                                   SECOND JUDICIAL CIRCUIT, IN
                                   AND FOR LEON COUNTY, FLORIDA

STATE OF FLORIDA, ex rel.,    )    CIVIL ACTION NO.:  97-997
The Department of Insurance,
                              )    FLA. BAR NO.:  0221791
     Relator,                                     0980188
                              )                   0347108
vs.
                              )
PCA PROPERTY & CASUALTY
INSURANCE COMPANY, a          )
Florida corporation,
                              )
     Respondent.



           VERIFIED PETITION FOR ORDER TO SHOW CAUSE,
            INJUNCTION AND NOTICE OF AUTOMATIC STAY
        -----------------------------------------------

     The State of Florida, ex. rel., the Department of Insurance (herein "Department"), by counsel, applies to the Court for the entry of an Order to Show Cause on the appointment of receiver for purposes of rehabilitation and giving notice of automatic stay, and as grounds therefor says:

     1. PCA PROPERTY & CASUALTY INSURANCE COMPANY, (herein "Respondent") is a Florida corporation with its principal place of business at 260 Wekiva Springs Road, Suite 200, Longwood, Florida 32779, and is a domestic insurer authorized to transact an insurance business in this state.

     2. This Court has jurisdiction of this matter pursuant to Section 631.021, Florida Statutes. That section further provides

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that venue of a delinquency proceeding against a domestic insurer shall be in the Circuit Court of Leon County.

     3. Under Section 631.031, Florida Statutes, the Department is empowered to apply to this Court for an Order directing the Respondent to show cause why the Department should not be appointed Receiver of the Respondent for the purposes of rehabilitation or liquidation under any of the grounds set out in Sections 631.051, or 631.061 Florida Statutes. Section 631.031, Florida Statutes, further provides on the return of such order to show cause, and after full hearing, the court shall either grant or deny the application together with such other relief as the nature of the case and the interests of the policyholders, creditors, stockholders, members, subscribers, or public may require.

     4.   The Department has found that grounds exist pursuant to Sections
631.051 and 631.061, Florida Statutes, for the entry of an Order to Show Cause why the Department should not be appointed the Receiver of Respondent for purposes of rehabilitation. Respondent is impaired or insolvent within the meaning of the provisions of Section 631.061, Florida Statutes, and has admitted to being insolvent as set out herein and in "Exhibit A" attached hereto and incorporated herein by reference.

     5. The Respondent has been found by the Department to be in such a condition and has used such methods and practices in the conduct of its business to render its further transaction of

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insurance business presently and prospectively hazardous to its policyholders, creditors and the public as set forth in Section 631.051 (3), Florida Statutes.

     6. Respondent filed a sworn quarterly financial statement with the Department as of September 30, 1996. In that sworn statement Respondent admitted to be impaired and insolvent, indicating a negative surplus of ($48,313,549.00). In order to attempt to work with Respondent in an attempt to resolve this admitted insolvency, the Department placed Respondent under Administrative Supervision pursuant to Section 624.81, Florida Statues in November, 1996. A copy of that Order is attached hereto as "Exhibit B" and incorporated herein by reference. The efforts by Respondent to cure this insolvency have failed. On February 20, 1997, Respondent's parent issued a press release, which it corrected on February 21, 1997 (see Composite "Exhibit C" attached hereto and incorporated herein by reference). In the initial release, Respondent's parent admitted that preliminary reports from its actuaries were causing it "to take an additional fourth quarter charge of approximately $60,000,000.00 against its worker's compensation subsidiary." That "subsidiary" is the Respondent. The subsequent release reported on February 21, 1997, corrected and adjusted this figure to $80,000,000.00.
This indicates that the prior negative position reported in Respondent's sworn financial statement as of September 30, 1996, has deteriorated in the fourth

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quarter of 1996 by an additional $80,000,000.00.  This, by Respondent's own publicly stated admission, would further reduce Respondent's surplus, as of December 31, 1996, to approximately a negative ($128,313,549.00). The Department anticipates that the final numbers may show the actual deficiency to be even greater than admitted by Respondent at this time.

     7. Section 624.418 (3), Florida Statues, provides that the "insolvency or impairment of an insurer constitutes an immediate serious danger to the public health, safety, or welfare." Because of the extent of the financial impairment or insolvency of the Respondent, the Department has determined that the use of Administrative Supervision for a continued period of time is insufficient to cure the financial problems of the Respondent. Respondent's further transaction of insurance business is presently and prospectively hazardous to its policyholders, creditors, and the public. The Department believes that the authority to rehabilitate an insolvent insurer granted to it under Chapter 631, Florida Statutes, would better assist the Respondent and protect its policyholders, creditors, and the public in attempting to correct the financial problems of the Respondent.

     8. In order to maintain the status quo and assist the Department in obtaining additional documentation regarding the financial condition of the Respondent, the Department recommends that the Agreement for Supervision remain in full force and effect

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until superseded by the Department's appointment as Receiver of Respondent.

     9. Section 631.041 (1), Florida Statutes, provides that the Department's petition for an order to show cause operates as an automatic stay of judicial and administrative actions against the insurer and its assets. Notice of the automatic stay should be contained within the order to show cause.

     10. A receivership is an in rem action. The assets of the estate are within the constructive possession and control of the Court. In order to provide the Court with tools to safeguard those assets, Sections 631.041 (3) and (4), Florida Statutes, authorize this court to enter certain injunctions to preserve the remaining assets of the insurer. Section 631.021, Florida Statutes, further provides the Court with the authority to make all necessary or proper orders to carry out the purposes of this chapter. The stated purpose of Chapter 631, Florida Statutes, is contained in Section 631.001
(4), Florida Statutes, specifically that purpose is to protect the interests of the insureds, creditors and the public generally.

     WHEREFORE, the Department respectfully moves the Court for an Order:

     11. Directing the Respondent to appear before this Court on a short day certain and show good cause, if any, as to why the Department should not be appointed Receiver of Respondent for

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purposes of rehabilitation under the provisions of Chapter 631, Florida
Statutes.

     12. Directing that the Administrative Supervision of Respondent shall continue until further Order of the Court or the Department's appointment as Receiver of Respondent.

     13. Giving notice of the automatic stay provisions of Section 631.041(1), Florida Statutes.

     14.  Granting such other relief as the Court deems appropriate.

     AND FURTHER, at hearing or on consent of Respondent, if this Court determines that a receiver should be appointed, that the Court enter an order appointing the Department of Insurance as Receiver for Respondent for purposes of rehabilitation, and authorizing and directing that the Receiver:

     15. Conduct the business of Respondent and take all steps as the Court may direct toward the removal of the causes and conditions which have made the order of rehabilitation necessary.

     16. Take immediate possession of all Respondent's property, assets and estate, and all other property of Respondent of every kind whatsoever and wheresoever located belonging to or in the possession of Respondent or its officers, directors, employees or agents, including but not limited to all offices maintained by Respondent, rights of action, books, papers, data processing records, evidences of debt, bank accounts, savings accounts, certificates of deposit, stocks, bonds, debentures and other

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securities, mortgages, furniture, fixtures, office supplies and equipment, and all real property of the Respondent wherever situate, and to administer such assets as is required in order to comply with the directions contained in this Order, and to hold all other assets pending further order of this Court.

     17. Proceed to collect any and all debts economically feasible to collect due and owing Respondent, including but not limited to funds or premiums held by agents of Respondent under agency contracts or otherwise.

     18. Appoint one or more special agents and employ legal counsel, actuaries, accountants, clerks, consultants and assistants as it deems necessary and to fix and to pay the reasonable compensation and reasonable expenses thereof and all reasonable expenses of taking possession of the insurer, subject to approval by this Court at the time the Receiver accounts to the Court for such expenditures and compensation.

     19. Reimburse employees, from the funds of this receivership, for their actual necessary and reasonable expenses incurred while traveling on the business of this receivership.

     20. Commence and maintain all legal actions necessary for the conduct of the rehabilitation proceeding.

     21. Not defend legal actions wherein Respondent or the Receiver is a party defendant, commenced either prior to or subsequent to this order, without authorization of this Court.

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Except, however, in actions where Respondent is a nominal party, as in certain foreclosure actions and the action does not effect a claim against or adversely affect the assets of Respondent, the Receiver may file appropriate pleadings in its discretion.

     22. Deposit funds and maintain bank accounts in accordance with Section 631.221, Florida Statutes.

     23. Take possession of all Respondent's securities on deposit with the Treasurer of Florida and liquidate or reinvest as much of the same as may be necessary, in its judgment, to best benefit the estate or to pay expenses as set forth above.

     24. Apply to this Court for further instructions in the discharge of its duties.

AND FURTHER:

     25. Pursuant to Section 631.391, Florida Statutes, any officer, director, manager, trustee, attorney, agent, actuary, broker, employee, adjuster, or affiliate of Respondent and any other person who possesses or possessed any executive authority over or who exercises, or exercised, any control over any segment of Respondent's affairs or its affiliates shall fully cooperate with the Receiver under Chapter 631, Florida Statutes, or any investigation incidental to this proceeding. All attorneys employed by Respondent as of this date shall, within 10 days notice of this Order, report to the Receiver on the name, company claim number and status of each file they are handling on behalf of the Respondent.

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Said report shall also include an accounting of any funds received from or on behalf of the Respondent. All attorneys employed by Respondent are hereby advised that pursuant to Section 631.011(15), Florida Statutes, a claim based on mere possession does not create a secured claim and all attorneys employed by Respondent, pursuant to IN RE THE RECEIVERSHIP OF SYNDICATE TWO, INC., 538 So.2d 945 (Fla. 1st DCA 1989), who are in possession of litigation files or other material, documents or records belonging to or relating to work performed by the attorney on behalf of Respondent shall deliver such litigation files, material, documents or records intact and without purging to the Receiver, on request, notwithstanding any claim of a retaining lien which, if otherwise valid, shall not be extinguished by such delivery of documents.

     26. All persons who have in their possession, custody or control, assets of the Respondent of any kind whatsoever and wherever situate, including but not limited to, monies, books or records, and personal or real property, are directed to deliver forthwith upon demand such assets or books and records to the Receiver.

     27. Title to all property, real or personal, all contracts, rights of action and all books and records of Respondent, wherever located within or without this state, is vested by operation of law in the Receiver, pursuant to Section 631.141(2), Florida Statutes.

     28.  Upon request by the Receiver, any company providing

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telephonic services to the Respondent shall provide a reference of calls from the number presently assigned to the Respondent to any such number designated by the Receiver or perform any other changes necessary to the conduct of the receivership.

     29. Any entity furnishing water, electric, telephone, sewage, garbage or trash removal services to Respondent shall maintain such service and transfer any such accounts to the Receiver as of the date of the order of rehabilitation unless instructed to the contrary by the Receiver.

     30. The United States Postal Service is directed to provide any information requested by the Receiver regarding the Respondent and to handle future deliveries of Respondent's mail as directed by the Receiver.

     31. All policies of insurance or similar contracts of coverage issued or assumed by the Respondent (hereinafter referred to as "contracts") shall remain in full force and effect until further Order of this Court, except where canceled in the normal course of business or upon the normal expiration date thereof. Any contract cancellations initiated by insureds shall be prospective only.

     32. Any bank, savings and loan association, other financial institution, or any other entity or person, which has on deposit or in its possession, custody or control any funds, accounts and any other assets of the Respondent shall immediately transfer title, custody and control of all such funds, accounts or assets to the

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Receiver, and is hereby instructed that the Receiver has absolute control over such accounts and other assets, and that the Receiver may change the name of such accounts and other assets, withdraw them from such bank, savings and loan association or other financial institution, or take any lesser action necessary for the proper conduct of the receivership.

     33. No bank, savings and loan association, other financial institution, or any other person or entity shall exercise any form of set-off, alleged set-off, lien, or any form of self-help whatsoever or refuse to transfer any funds or assets to the Receiver's control without the permission of this Court.

     34. Pursuant to Sections 631.041(3) and (4), Florida Statutes (1989), all persons, firms, corporations and associations within the jurisdiction of this Court, including, but not limited to Respondent, its officers, directors, trustees, agents, affiliates, and employees are enjoined and restrained from the further transaction of the insurance business of Respondent without written permission of the Receiver; from doing, through acts of commission or omission, or permitting to be done any action which might waste or otherwise dispose of the books, records and assets of, or directly or indirectly relating to, the Respondent; from denying the Receiver access to the books, records, and assets of, or directly or indirectly relating to, the Respondent; from in any manner interfering with the Receiver or the conduct of these proceedings;

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from the removal, concealment or other disposition of the property, books, records, and accounts of, or directly or indirectly relating to, the Respondent; from the commencement or prosecution of any actions against the Respondent, the Receiver, or the agents or employees of the Receiver in their representative capacities, or the obtaining of preferences, judgments, writs of attachment or garnishment or other liens; and from the making of any levy or execution against Respondent or its property or assets. Employees of affiliate corporations are hereby enjoined and restrained from doing, through acts of commission or omission, or permitting to be done any action which might waste or dispose of the books, records and assets of, or directly or indirectly relating to, the Respondent; from denying the Receiver access to the books, records, and assets of, or directly or indirectly relating to, the Respondent, including the books, records, and assets of the affiliate corporation; from in any manner interfering with the Receiver or the conduct of these proceedings; from the removal, concealment or other disposition of the property, books, records, and accounts of, or directly or indirectly relating to, the Respondent; from the commencement or prosecution of any actions, service of process, or subpoena against the Respondent, the Receiver, or the agents or employees of the Receiver in their representative capacities, or the obtaining of preferences, judgments, writs of attachment or garnishment or other liens; and

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from the making of any levy or execution against Respondent or its property or assets.

                             NOTICE OF AUTOMATIC STAY
                             ------------------------

     35. Notice is hereby given that, pursuant to Section 631.041(1), Florida Statutes, the filing of the Department's petition for consent order herein operates as an automatic stay applicable to all persons and entities, other than the Receiver, which shall be permanent and survive the entry of this order, and which prohibits:

          a. The commencement or continuation of judicial, administrative or other action or proceeding against the insurer or against its assets or any part thereof;

          b. The enforcement of judgment against the insurer or an affiliate obtained either before or after the commencement of the delinquency proceeding;

          c.   Any act to obtain possession of property of the insurer;

          d. Any act to create, perfect or enforce a lien against property of the insurer, except a secured claim as defined in Section 631.011(15), Florida Statutes;

          e. Any action to collect assess or recover a claim against the insurer, except claims as provided for under Chapter 631;

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          f.   The set-off or offset of any debt owing to the insurer except offsets as provided in Section 631.281, Florida Statutes.

     36. This Court retains jurisdiction of this cause for the purpose of granting such other and further relief as from time to time shall be deemed appropriate.

STATE OF FLORIDA

COUNTY OF LEON

     Before me, the undersigned authority, personally appeared WAYNE A. JOHNSON who was sworn and says the foregoing petition is true.

                              /s/ WAYNE A. JOHNSON
                              -----------------------------
                              WAYNE A. JOHNSON

     Sworn to and subscribed before me this 24th day of February, 1997, by Wayne A. Johnson.

                              /s/ Pamela Burleson Mills
                              NOTARY PUBLIC

     Personally known          OR produced Identification
                     ---------                           -------
     Type of Identification produced
                                     ----------------------------

     DATED this 24th day of February, 1997.
                ----
                              FLORIDA DEPARTMENT OF INSURANCE
                              DIVISION OF REHABILITATION AND
                              LIQUIDATION
[seal]                        Post Office Box 110
                              Tallahassee, Florida  32302
                              (904) 922-3179

                              By /s/ DENNIS K. THREADGILL
                                 ---------------------------
                              DENNIS K. THREADGILL
                              ROBIN WESTCOTT and
                              MICHAEL L. BERRY
                              ATTORNEYS FOR DEPARTMENT

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